                                                                    EXHIBIT 23.3

                        CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
Ross Systems, Inc.:

    We consent to incorporation by reference in the registration statements (File Nos. 33-42036, 33-48226, 33-56584, 33-72168 and 33-89128) on Form S-8 of
Ross Systems, Inc. (the "Company") of our report dated August 18, 1995, except as to Note 15, which is as of September 18, 1996, relating to the consolidated balance sheet of the Company and subsidiaries as of June 30, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1995, and the related schedule, which report appears in the June 30, 1996, Annual Report on Form 10-K of the Company.

                                          KPMG Peat Marwick LLP

San Jose, California

September 26, 1996